Tidal Trust V 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 74 and Amendment No. 76 to the Registration Statement on Form N-1A of Tidal Trust V with respect to Defiance Europe AI Leaders ETF, Defiance Japan AI Leaders ETF, Defiance Taiwan AI Leaders ETF, Defiance Korea Robotics Top 10 ETF, Defiance Global Robotics Top 10 ETF and Defiance Latin America Top 10 ETF, each a series of shares of Tidal Trust V, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 2, 2026